 Exhibit 99.1

K-TRON INTERNATIONAL, INC.
Routes 55 & 553, PO Box 888 Pitman, NJ 08071-0888 (856) 589-0500 FAX (856) 582-7968 www.ktroninternational.com E-mail: ktii@ktron.com	NEWS

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
Tel: (856) 256-3311	E-mail: rremick@ktron.com

K-TRON REPORTS FIRST QUARTER RESULTS

NEW RECORDS SET FOR QUARTERLY REVENUES,
NET INCOME AND EARNINGS PER SHARE

Pitman, New Jersey - - May 7, 2007 - - K-Tron International, Inc. (NASDAQ-GM: KTII) today reported the best quarter in its history, with record revenues, net income and earnings per share. Net income was $4.879 million, 110.6 percent higher than the $2.317 million reported in the first quarter of 2006, on a 46.0 percent gain in year-over-year first quarter revenues from $32.114 million to $46.884 million. Earnings per diluted share rose 104.8 percent to $1.72 in this year’s first quarter from $0.84 in the same period last year.

In its announcement, the Company noted that if the average foreign currency exchange rates for the first quarter of 2006 were applied to the first quarter of 2007, the Company’s revenues would have increased approximately 43.0 percent instead of 46.0 percent, with the higher increase being primarily due to a weaker U.S. dollar against the Swiss franc, the euro and other relevant foreign currencies in this year’s first quarter compared to the same period last year.

Commenting on the Company’s results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “K-Tron’s first quarter 2007 performance was the best of any quarter in our history, eclipsing the records for quarterly revenues, net income and EPS that we just set in the fourth quarter of 2006. These outstanding numbers were primarily due to stronger business conditions and increased capital spending by our Process Group customers in Europe, the Middle East and Asia, including the recognition of approximately $5.0 million in revenue from the second of two large orders previously disclosed, and to contributions from our October 5, 2006 acquisition of Premier Pneumatics, Inc. and our March 3, 2006 acquisition of our Gundlach business. Premier and Gundlach were not included in last year’s first quarter results except for one month in the case of Gundlach.”

On other matters, Mr. Cloues highlighted a $1.710 million reduction in debt in the first quarter of 2007 from $34.768 million at the end of fiscal year 2006 to $33.058 million at the end of the first quarter this year, and a decline in the Company’s effective income tax rate from approximately 34.5 percent in the first quarter last year to approximately 30.1 percent this year. The decline in the tax rate was due to a higher proportion of foreign taxable income in this year’s first quarter. Cash, at $11.275 million, was down $3.183 million from the end of the year, reflecting debt repayments as well as payments related to the previously announced acquisitions of Premier Pneumatics, Inc. and the assets of a business in the People’s Republic of China. The Company’s $51.16 million order backlog at the end of the first quarter was a record for any quarter-end.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland, the United Kingdom and the People’s Republic of China, and its equipment is sold throughout the world.

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(Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Three Months Ended
	March 31, 2007	April 1, 2006
Revenues	$46,884	$32,114
Operating income	$7,442	$3,696
Interest (expense), net	(467)	(156)
Income before income taxes	6,975	3,540
Income taxes	2,096	1,223
Net income	$4,879	$2,317
Basic earnings per share	$1.83	$0.90
Diluted earnings per share	$1.72	$0.84
Weighted average number of common shares outstanding (basic)	2,663,000	2,578,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,841,000	2,771,000